Exhibit 10.3

September 29, 2015

Susan M. Simmons

COO, Cartesian, Inc.

Dear Ms. Simmons:

This Separation Agreement (the “Agreement”) is entered into by and between you and Cartesian, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from employment as the Company's Chief Operating Officer. In consideration of the promises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I. SEPARATION FROM EMPLOYMENT

1.1           Transition. Your employment with the Company as its Chief Operating Officer as well as all positions with the Company's affiliates as an employee or officer will sever effective October 2, 2015 ("Separation Date").

1.2           Payments and Benefits. In consideration of your execution of this Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide to you, subject to the terms and conditions set forth in this Agreement, with the benefits described in this Section 1.2. You acknowledge and agree that the benefits below shall be in full satisfaction of your obligations and the Company's obligations under the terms of your employment agreement entered into with the Company on October 20, 2006 and all applicable cash or equity incentive compensation plans and agreements.

As of the Separation Date, the Company will pay you:

(a)          Salary. Salary and benefits accrued but unpaid up to the Separation Date, in accordance with the Company's regular payroll schedule.

(b)          Expenses. Reasonable business expenses accrued and payable, if any, in accordance with the Company's rules and procedures.

September 29, 2015

(c)          Separation Payment. The total gross sum of three hundred and five thousand dollars ($305,000.00), less appropriate payroll deductions, payable in installments as follows: (i) $40,000 payable ten days following the signing of this agreement (ii) $100,000 payable October 23rd, (iii) $100,000 payable November 20th, and (iv) $65,000 payable December 18th, provided you execute and return this Agreement, and have not revoked this Agreement pursuant to the terms of Section 2.2 of this Agreement.

In addition to the above, the Company will also provide the following benefits:

(d)          Accrued Vacation. As of the Separation Date, the Company will pay you the balance of any vacation days accrued but not yet taken as of the Separation Date in accordance with the Company's vacation cash-out policy, minus withholdings as required by law. Payment of this amount is not contingent upon your signing this Agreement.

(e)          Benefits. The Company will provide you with separate written notification of your right to continue coverage under the Company's group medical, dental, and vision insurance plans under COBRA, 29 U.S.C. §1161 et seq. Other than your right to receive the Company’s 401(k) matching benefit, your right to continued participation in all other of the Company's benefit plans shall cease on the Separation Date; provided, however, that any accrued benefit you have under the Company's 401(k) retirement plan shall be paid in accordance with the terms of such plan. To the extent permitted by applicable law and without subjecting the Company to any fines, penalty or excise taxes, the Company will pay the premium for any COBRA benefits you elect through the Company for a period of nine (9) months from the Separation Date. If a change in the law prevents the Company from paying your COBRA premiums directly to the insurer, then the Company will pay the cash value of any remaining COBRA premium payments to you on an after-tax basis. Each monthly payment for COBRA coverage will be paid only so long as you or any of your dependents elect to continue health care coverage pursuant to COBRA.

1.3           Forfeiture of All Unvested Equity Awards. As of the Separation Date all unvested awards under the Company's 1998 Equity Incentive Plan ("Equity Plan") shall be forfeited and expire notwithstanding any contrary terms set forth in any employment agreement, award agreement or the Equity Plan.

1.4           Unemployment Compensation. The Company will not file a written protest to any claim for unemployment compensation benefits that you may file with the Commonwealth of Massachusetts; however, the Company will report any wages or separation payments as required by Massachusetts law.

September 29, 2015

ARTICLE II. OTHER AGREEMENTS

2.1           General Release. In exchange for the promises set forth herein, the sufficiency of which you hereby acknowledge, you, on behalf of yourself, your heirs, executors, representatives, successors, administrators and assigns, and anyone claiming by, through or for you, or anyone making a claim on your behalf, to irrevocably and unconditionally waive, release and forever discharge the Company, and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities (collectively “Released Parties”), from any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including any rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, COBRA, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Massachusetts Fair Employment Practices Law,  M.G.L. c. 151B; the Massachusetts Civil Rights Act, M.G.L. c. 12 §11H et seq., the Massachusetts Equal Rights Act, M.G.L. c. 93 § 102 et seq., the Massachusetts Privacy Statute, M.G.L. c. 214 §1B; the Massachusetts Sexual Harassment Statute, M.G.L. c. 214 §1C; the Massachusetts Wage Act, M.G.L. ch. 149 §§ 148, 150 et seq.; the Massachusetts Minimum Fair Wage Law, M.G.L. ch. 151; any claims that may be released under Massachusetts labor statutes, M.G.L. c. 149, any other state’s human rights act, wage payment act, civil rights laws, or similar laws, any law governing any aspect of employment, and any amendments thereto, any claim under any state or federal common law, statute, regulation or ordinance, breach of contract claims, retaliation claims, tort claims, state law public policy claims, breach of any collective bargaining agreement claims, and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Employee may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the termination thereof, or any acts, transactions, or occurrences between the Employee and the Released Parties through the date of this Agreement.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) or Family and Medical Leave Act (“FMLA”) and/or any equivalent state law, Employee admits that Employee has received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FLSA, FMLA, and/or any other relevant laws. It is the parties’ intent to release all claims which can legally be released, as such, this release does not apply to those claims which as a matter of law cannot be released. Employee states that Employee is aware of no facts (including any injuries or illnesses) which might lead to Employee's filing of a workers’ compensation claim against the Released Parties, and Employee warrants and agrees that Employee has not suffered any work injury that Employee has not previously disclosed to the Company.

Nothing in this Agreement shall limit or impede Employee’s right to enforce the provisions of this Agreement, or of any consulting agreement that is executed contemporaneously with the Agreement; to obtain indemnity as an officer or director pursuant to the Company’s organizational documents or bylaws or under any applicable policy of insurance; to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission or any Federal, State, or Local Agency; to file a claim for unemployment benefits; to file a claim asserting any causes of action which by law Employee may not legally waive; or to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation. You agree, however, that if you or anyone on your behalf brings any action concerning or related to any cause of action or liability released in this Agreement, you waive your right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.  Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act.

September 29, 2015

THIS MEANS THAT EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF YOUR EMPLOYMENT WITH THE COMPANY OR ANY ACTS, TRANSACTIONS, OR OCCURRENCES BETWEEN YOU AND THE RELEASED PARTIES THAT TOOK PLACE AT ANY TIME, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

2.2           Release of Age Discrimination Claims; 21 Days to Consider Agreement; 7-Day Revocation Period; and Consultation with Attorney. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires the Company to advise you to consult an attorney prior to signing this Agreement. You acknowledge that you have been given a period of at least 21 days in which to consider this Agreement. You agree that any changes to this Agreement (whether material or not) must be made in writing and signed and dated by both parties. You also agree that any negotiated and agreed-upon changes (whether material or immaterial) do not restart the running of the 21-day period. You have the right to revoke this Agreement by giving written notice to Nancy Morrow, 7300 College Blvd., Suite 302, Overland Park, KS 66210, Nancy.Morrow@Cartesian.com, during the seven day period after you sign it. You understand that this Agreement will not become effective or enforceable until the 7-day revocation period has expired.

2.3           Continuing Obligations Under Employment Agreement. You understand and agree that, notwithstanding any of the provisions of this Agreement, you shall continue to be subject to, and shall comply with, the post-termination provisions in the Employment Agreement, including Sections 7-10 thereof.

2.4           Non-Disparagement. You agree not to take any action or make any statement, written or oral, to any third party that disparages the character, reputation, business practices, competence or conduct of the Company, its affiliates, or its directors, officers, shareholders, managers, employees, agents, representatives, or strategic partners, including current customers and prospective customers of strategic partners. The Company's Board of Directors and its CEO, President, CFO, and Senior Vice Presidents agree not to take any action or make any statement, written or oral, to any third party that disparages your character, reputation, business practices, competence or conduct.

2.5           References. You agree to refer any prospective employers to the Company's Human Resources Department. The Company's policy is to verify dates of employment, positions held and, if authorized by you, salary information.

ARTICLE III. MISCELLANEOUS PROVISIONS

3.1           Severability. You agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

September 29, 2015

3.2           Enforcement; Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

3.3           Entire Agreement; No Representations. This Agreement constitutes the entire agreement between you and the Company concerning the terms and conditions of your separation from employment with the Company as an employee and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between you and the Company; provided, however, that in no event shall this provision be construed as superseding or nullifying the written consulting agreement that is being executed by the parties contemporaneously with this Agreement ; . You agree that the Company has not made any statements or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

3.4           Modification and Waiver. This Agreement may be amended or modified only in a writing signed by you and an authorized representative of the Company. The failure of you or the Company at any time to require the performance of any provision of this Agreement shall in no manner affect either party's right at a later time to enforce the same provision.

3.5           Non-Admission. By entering into this Agreement, the Company does not admit any liability to you or any other person arising out of or attributable to your employment at the Company or the ending of that employment, and the Company expressly denies any and all such liability and denies it has engaged in any wrongful act.

3.6           Read, Understand and Voluntarily Signed. You confirm that you have been supplied with and have read a copy of this Agreement and understand its terms, that you have been advised to consult with an attorney before signing it, that you understand the content and effect of this Agreement and that you enter into it voluntarily and not as a result of coercion, duress or undue influence.

3.7           Indemnification. You agree to indemnify and hold the Company harmless from any and all expenses incurred, including but not limited to attorneys' fees, as the result of the assertion, after you execute this Agreement, of any claims, actions, causes of action, rights, demands, costs, expenses, compensation, liabilities or obligations which you have released and discharged in this Agreement.

3.8           Section 409A. The intent of the parties is that payments and benefits under this Agreement (and all other Company plans and agreements) comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have severed employment with the Company for purposes of any payments under this Agreement which are subject to Code Section 409A until you have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (or any plans or agreements referenced herein) during the six-month period immediately following your separation from service shall instead be paid as soon as administratively practical after the date that is six months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

September 29, 2015

3.9           Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

Please indicate your understanding and acceptance of this Agreement by signing and returning one signed copy to Nancy Morrow at 7300 College Boulevard – Suite 302, Overland Park, KS 66210. The other copy is for your records.

Sincerely,

/s/ Peter Woodward
Peter Woodward
Chief Executive Officer

Accepted and Agreed:

/s/ Susan M Simmons	Dated: September 29, 2015
Susan M Simmons